Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART
PRE-ANNOUNCES EXPECTED SECOND QUARTER RESULTS

Bentonville, Arkansas (November 13, 2006) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced that for its second quarter it expects to report a loss in the range of $.16 to $.20 per diluted share. The expected loss includes a $3.3 million after-tax charge ($.28 per share) due to a non-cash increase in the allowance for credit losses related to its finance receivables. The provision for credit losses for the quarter was approximately 27% of sales before the above increase in the allowance for credit losses (compared to 24.6% for the quarter ended October 31, 2005). Excluding the effect of the non-cash increase in the allowance, the expected earnings will be in the range of $.08 to $.12 per diluted share (compared to $.23 per diluted share for the quarter ended October 31, 2005). At October 31, 2006, 5.4% of the Company’s finance receivable balances were 30 days or more past due (compared to 4.1% at October 31, 2005).

Gross profit margins were negatively affected during the quarter by higher wholesale sales levels, resulting from increased repossessions as well as increased repair costs, as the Company worked to keep customers in vehicles. Additionally, retail unit sales levels were approximately 3.3% below comparable prior year second quarter levels, reflecting, in part, a tightening of the Company’s underwriting standards, particularly in the Company’s newer stores.

“During the second quarter, actual charge-offs increased to approximately $15 million, or about 28% of sales compared to $12.5 million or, 23% of sales, for the prior year second quarter,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart. “The increase in charge-offs, coupled with the level of accounts in the 30+ days past-due category, prompted us to increase our allowance for loan losses from 19.2% to 22% of finance receivable principal balances. The higher level of charge-offs was largely the result of weakness in the performance of our portfolio as our customers have had difficulty making payments under the terms of their notes. We are aggressively addressing our underwriting guidelines and practices as well as our payment terms. Additionally, we have supplemented lot sales efforts with the creation of a Sales Specialist position and are in the process of upgrading and increasing our advertising to attract more qualified customers. We have recently hired a seasoned executive to head our Vehicle Purchasing Department, and we are focusing significant efforts on improving the mix and quality of vehicles we sell, which will lead to lower credit losses in the future.”

“We believe that a key to our success over our 25 year history has been the extensive experience of our store managers,” added Mr. Falgout. “We currently operate 90 dealerships, 35 of which have been opened in the last five years and 27 of which have been opened in the last three years. It is our experience that over time, the performance of our newer stores will approximate the performance of our more mature stores as our managers gain more experience and as our customer base becomes more seasoned. As we have previously discussed, credit losses at newer stores can approximate 30% of sales compared to 20% at our mature stores, and even in this quarter, our mature stores have generally maintained their historical profitability levels. The underperformance has been far more pronounced in our newer stores, particularly the Texas dealerships. In addition, we believe that some of our local competitors are offering terms that are irrational and not economically viable, and we do not believe that these practices can continue for a long period of time. ”

“We have been recruiting and adding experienced mid-level management and have revised compensation plans to reflect collection results. We are also seeking a portfolio analyst, and we hope to have this position filled in the near future. This is in addition to the significant upgrades in our IT systems and the expansion of our Associate Development Department to intensify the training of our associates in critical positions,” said Mr. Falgout. “Our primary focus is to improve the profitability at the store level for our Company. While we are confident in our long-range ability to continue opening stores, we believe that we need to allow our infrastructure time to catch up to our growth. As a result, we are curtailing our new store openings until our new initiatives have a chance to bear fruit, and we are closely evaluating the results of our underperforming lots.”

“We believe we are doing the right things to bring credit losses in line and position the Company for long-term profitable growth. We have grown dramatically over the past few years, and are evolving from a small operation into a truly national company. We remain confident that our goal of profitably building America’s leading buy-here, pay-here company is achievable, and we are committed to the realization of that goal,” said Mr. Falgout.

The Company expects to be profitable for the remainder of its fiscal year which ends on April 30, 2007.  However, the Company will not provide earnings guidance for the remainder of fiscal 2007 due to the preliminary nature of the operational initiatives underway. The Company’s primary goal is to maximize long-term per share results, and management has determined that issuing guidance at this point is inconsistent with this goal.

The Company will be in violation of certain covenants under its revolving credit facilities. Management has had extensive conversations with its lenders and is highly confident that the appropriate waivers will be received prior to the filing of the Form 10-Q.

Schedule of Earnings Release and Conference Call

The Company will release financial results for its fiscal 2007 second quarter, ended October 31, 2006, on Thursday, December 7, 2006 at 7:30 A.M. (Eastern).  Senior management will hold a conference call at 11:00 A.M. (Eastern).

A live audio of the call will be accessible to the public by calling 800-309-9490 (international 706-634-0104). Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687 (domestic) or 706-645-6291 (international), Conference ID 1814070.

About America's Car-Mart

America’s Car-Mart operates 90 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management's view about future revenues, earnings and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

_______________
Contacts:	T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423 Jeffrey A. Williams, CFO at (479) 464-9944 or J. Todd Atenhan, Investor Relations at (888) 917-5109